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                                                                  Exhibit 10.23


Capstone Pharmacy Services
June 25, 1996
Page 1






                                  June 25, 1996



Mr. R. Dirk Allison
President and Chief Executive Officer
Capstone Pharmacy Services
2930 Washington Blvd.
Baltimore, MD  21230

Dear Dirk:

     Pursuant to our recent discussion concerning Capstone's acquisition program, I have outlined below my suggestion for a working relationship and fee arrangements.

     The overall objective of this project is to support Capstone's growth through acquisition. To accomplish this we will undertake the following:

     1. Work with management in identifying appropriate acquisition criteria and formalizing an acquisition process.

     2.   Seek to identify potential candidates meeting these criteria.

     3.   Assist in contracting these targets and initiating discussions.

     4. Provide support in the analysis and valuation of potential targets as well as the development of suitable transaction structures for potential targets initiated by us and other potential acquisitions independently identified by the company (where requested).

     5. Assist in the due diligence process, as appropriate for potential targets.

     6. Participate in the negotiations, as appropriate, with potential targets.


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Capstone Pharmacy Services
June 25, 1996
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     7.   Provide an opinion as to the fairness of the transaction from a financial point-of-view to Capstone's Board of Directors, if requested.

     8.   Other services as mutually agreed upon.

Throughout, we will work closely with appropriate members of Capstone's Management.

     Upon completion of each transaction our fee will be composed of two parts.

     1.   A cash component determined by the formula:

          3.0% of the first $10 million of Aggregate Transaction Value plus .7% of all Aggregate Transaction Value thereafter. The term Aggregate Transaction Value means the cash or the fair market value at closing of any securities or notes paid to the target's shareholders, and option holders (including the implied value in any options exchanges) including any amount paid into escrow and any short-term notes, current maturities of long-term debt, capital leases and long term liabilities assumed by you. If any amount of the consideration is related to future earnings or is subject to post closing adjustments or other contingencies, that amount shall be included as part of Aggregate Transaction Value for purposes of the formula and that portion of our fee relating to these amounts shall be paid to Adirondack Capital Advisors, LLC (ACA) at the times when these amounts actually are paid to the target. Plus

     2. The number of warrants (from the pool described in Attachment A) determined by the following formula:

          .25 times the cash component determined above.

     In any event, it is our practice to be reimbursed for reasonable out-of-pocket expenses incurred in an engagement. Such expenses will be billed to you separately on a monthly basis.

     Since we will be acting on your behalf, it is our practice to receive indemnification. In this regard, Capstone will indemnify and hold harmless ACA and its affiliates and each other person, if any, controlling ACA or any of its affiliates from and against any losses, claims, damages or liabilities (including reasonable counsel fees) or actions in respect thereof related to or arising out

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Capstone Pharmacy Services
June 25, 1996
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of such engagement or ACA's role in connection therewith. Capstone will not, however, be responsible for any claims, liabilities, losses, damage or expenses that result from the bad faith or gross negligence of ACA or any other party indemnified hereunder.

     Capstone also agrees that neither ACA, nor any of its affiliates, nor any person, director, employee or agent of ACA or any of its affiliates, nor any person controlling ACA or any of its affiliates shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Capstone or in connection with such engagement except for any such liability for losses, claims, damages, or liabilities or expenses incurred by Capstone that result from bad faith or gross negligence of ACA or any other party indemnified hereunder. ACA agrees to hold all information which it receives concerning the Company in confidence and shall not disclose same to any other party except upon the written authorization of the company. The foregoing shall not apply to publicly available information.

     This engagement may be terminated by Capstone or ACA at any time, with or without cause, with thirty days of written notice to that effect without liability or continuing obligation to ACA (except for compensation earned, if any, up to the date of termination). We shall be entitled to full compensation in the event that, any time prior to the expiration of one year after termination of this engagement by Capstone, a Transaction of the types referred to in this letter is consummated with a company with which contact was made during our engagement.

     Please initial if this proposal is acceptable to you.

                                        Sincerely,



                                        Joseph F. Furlong III



AGREED AND ACCEPTED:

CAPSTONE PHARMACY SERVICES







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Capstone Pharmacy Services
June 25, 1996
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Date:_____________________________